                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                          CHECKMATE ELECTRONICS, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

          [Letterhead of Checkmate Electronics, Inc. Appears Here]


                                 April 8, 1997



Dear Shareholder:

          You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Checkmate Electronics, Inc. to be held in the Hill Auditorium at the Atlanta High Museum of Art located at 1280 Peachtree Street, Atlanta, Georgia, on Monday, May 19, 1997, at 10:00 a.m., local time.

          The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we also will report on the operations of the Company during the past year and our plans for the future. Directors and officers of the Company, as well as a representative from the Company's independent auditors, Ernst & Young LLP, will be present to respond to appropriate questions from shareholders.

          Please mark, date, sign and return your proxy card in the enclosed envelope at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

                                       Sincerely,



                                       JERRY P. MALEC
                                       President and Chief
                                       Executive Officer

                          CHECKMATE ELECTRONICS, INC.
                               1003 MANSELL ROAD
                             ROSWELL, GEORGIA 30076

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1996


          NOTICE HEREBY IS GIVEN that the 1997 Annual Meeting of Shareholders of Checkmate Electronics, Inc. (the "Company") will be held in the Hill Auditorium at the Atlanta High Museum of Art located at 1280 Peachtree Street, N.E., Atlanta, Georgia, on Monday, May 19, 1997 at 10:00 a.m., local time, for the purposes of considering and voting upon:

     (1) A proposal to elect six directors of the Company to serve until the next Annual Meeting of Shareholders;

     (2) A proposal to ratify the appointment of Ernst & Young, LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

     (3) Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

          Information relating to the above matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on April 1, 1997 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.


                                       By Order of the Board of Directors



                                       JERRY P. MALEC
                                       President and Chief Executive Officer

Roswell, Georgia
April 8, 1997


PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY CARD AND VOTE IN PERSON IF YOU SO DESIRE.

                          CHECKMATE ELECTRONICS, INC.
                               1003 MANSELL ROAD
                             ROSWELL, GEORGIA 30076
                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 19, 1997

          This Proxy Statement is furnished to the shareholders of Checkmate Electronics, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 1997 Annual Meeting of Shareholders and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Monday, May 19, 1997, in the Hill Auditorium at the Atlanta High Museum of Art located at 1280 Peachtree Street, N.E., Atlanta, Georgia, at 10:00 a.m., local time.

          The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to shareholders is April 8, 1997.

                                     VOTING
GENERAL

          The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, $.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting is April 1, 1997. On the record date, 5,241,306 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

QUORUM AND VOTE REQUIRED

          The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes cast "for" or "against" and abstentions (including instructions to withhold authority to vote) will be used.

          In voting for the proposal to elect directors (Proposal 1), shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, votes that are withheld will not be counted and will have no effect.

          In voting with regard to the proposal to ratify the Board of Directors' appointment of independent auditors of the Company (Proposal 2), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining the number of votes required to obtain the necessary majority votes in each case and will have the same legal effect as a vote against the proposal.

          Under the rules of the New York and American Stock Exchanges (the "Exchanges") that govern most domestic stock brokerage firms, member firms that hold shares in street names for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the Exchanges. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Such "broker non-votes" will not be considered in determining whether a quorum exists at the Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

PROXIES

          Shareholders should specify their choices with regard to each of the two proposals on the enclosed proxy card. All properly executed proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted thereon. IN THE ABSENCE OF SUCH INSTRUCTIONS, THE SHARES REPRESENTED BY A SIGNED AND DATED PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

          Any shareholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to Margaret Burkett, the Secretary of the Company at 1003 Mansell Road, Roswell, Georgia 30076, by executing and delivering to Ms. Burkett a proxy card bearing a later date or by voting in person at the Annual Meeting; provided, however, that under the rules of the Exchanges, any beneficial owner of the Company's Common Stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the Exchanges.

          In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone or facsimile. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

PRINCIPAL SHAREHOLDERS

          The following table sets forth information as of December 31, 1996 regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock and by all directors and executive officers of the Company as a group. For information regarding the ownership of the Company's Common Stock by the directors of the Company (which includes all of the executive officers of the Company) see "Proposal 1 - Election of Directors - Information Regarding Nominees for Director."

          Stock Ownership information has been furnished to the Company by the named person. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares of Common Stock as to which a person possesses sole or shared voting and/or investment power and shares which may be acquired on or before March 1, 1997 upon the exercise of stock options. Except as otherwise noted in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

         Name and               Number      Percent
  Relationship to Company     of Shares     of Class
  -----------------------    ----------     --------
    J. Stanford Spence         626,055(1)     11.97%
    Chairman of the Board
    and Principal
    Shareholder

         Name and               Number      Percent
  Relationship to Company     of Shares     of Class
  -----------------------    ----------     --------
    Dudley L. Moore, Jr.       494,788(2)      9.46%
    Principal Shareholder

    All directors and        1,220,650(3)     23.33%
    executive officers
    as a group
    (6 persons)
------------------
(1) The shares shown include 26,397 shares owned by Stanford Technologies, Inc., a corporation of which Mr. Spence and his wife are the sole shareholders, and 120,000 shares that may be acquired upon exercise of stock options granted to Mr. Spence. Mr. Spence's address is 7209 Valburn Drive, Austin, Texas 78731. See "Executive Compensation - Stock Options."

(2) The shares shown include 466,994 shares owned by Moore family partnerships, over which shares Mr. Moore, as the general partner of each of the partnerships, has voting and investment control. Mr. Moore's address is 1000 Parkwood Circle, #1000, Atlanta, Georgia 30339.

(3) The shares shown include 537,539 shares that may be acquired upon exercise of stock options granted to the directors and executive officers of the Company.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

          The Board of Directors has nominated the six persons named below to serve as directors of the Company for a one year term expiring at the next Annual Meeting. Each of the nominees is currently a director of the Company. Information regarding the six nominees is set forth under the caption "Information Regarding Nominees for Director" below.

          The authorized number of directors of the Company has been fixed by the Board of Directors at seven, but as noted above, the Board of Directors has nominated only the six persons named below for election as directors at the Annual Meeting. The Company's Bylaws and Georgia law (under which the Company is organized) provide that the unfilled director position may be filled by the affirmative vote of a majority of the Company's directors for a term of office continuing until the next election of directors by the shareholders and until the election and qualification of such director's successor. The Board of Directors desires to fill the vacant director position but has not yet identified an appropriate person to fill this position. The Board of Directors in its discretion may fill this position prior to the 1998 Annual Meeting. Shares may not be voted at the 1997 Annual Meeting for more than six nominees.

          Each of the six nominees has consented to serve another term as a director if elected as a director at the Annual Meeting. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT JAMES W. CROWLEY, JERRY P. MALEC, JOHN J. NEUBERT, FRANK C. PETERS, J. STANFORD SPENCE AND HOWARD W. YENKE AS DIRECTORS OF THE COMPANY FOR A TERM EXPIRING AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

INFORMATION REGARDING NOMINEES FOR DIRECTORS

          Set forth below is certain information regarding the six nominees for director, including their principal occupations (which have continued for at least the past five years unless otherwise noted), directorships held by them in certain other companies and their ownership of the Company's Common Stock as of December 31, 1996.

                                                                     SHARES OF
                                                                    COMMON STOCK
                                                                 BENEFICIALLY OWNED
      NAME                INFORMATION ABOUT NOMINEES             (PERCENT OF CLASS)(1)
      ----          ------------------------------------------   ---------------------
James W. Crowley    Mr. Crowley, age 76, has been a director          157,028(2)
                    of the Company at various times since                3.00%
                    1976 and was most recently elected as a
                    director in 1992.  He has been retired
                    for more than five years. Prior to his
                    retirement he was Chairman of the Board
                    of A.M.I., Inc., a technical school in
                    Daytona Beach, Florida.  He also was a
                    founder of Repadco Industries, Inc., an
                    outdoor advertising company in Daytona
                    Beach, Florida.

Jerry P. Malec      Mr. Malec, age 54, has been the President         183,122(2)
                    and Chief Executive Officer and a                    3.50%
                    director of the Company since August 23,
                    1994, when he was elected to succeed
                    Raymond J. Homa who died in May 1994.
                    From 1987 to 1994, Mr. Malec was Vice
                    President and General Manager of the
                    Enterprise Markets Division of Apple
                    Computer, Inc., where he was responsible
                    for the sales, marketing, support and
                    distribution of all Apple products to the
                    Fortune 1000 and federal government
                    customer base.  Mr. Malec previously
                    served in various executive positions at
                    International Business Machines
                    Corporation, including director of
                    manufacturing industry and manager of
                    retail and distribution industries.

John J. Neubert     Mr. Neubert, age 58, has been the Senior          211,445(2)
                    Vice President-Finance and Administration            4.04%
                    and Chief Financial Officer of the
                    Company since 1990 and also has been the
                    Chief Operating Officer and a director of
                    the Company since May 1994.  Mr. Neubert
                    was Executive Vice President and Chief
                    Financial Officer of Technology Research
                    Group, Inc., a software development and
                    systems integrator company, from 1987
                    until 1990.  He was Vice President of RIM
                    Incorporated, a manufacturer and
                    distributor of leisure furniture, from
                    1985 to 1987.  Prior to that time he was
                    employed by Uniroyal Incorporated in
                    various financial and operational
                    positions for approximately 15 years.

Frank C. Peters     Mr. Peters, age 49, has been a director            23,000(2)
                    of the Company since 1993.  From August              0.44%
                    1995 to present, Mr. Peters has been the
                    President and Chief Executive Officer of
                    MICR-Net International, Inc., an
                    authenticity verification systems
                    company.  Mr. Peters served as Vice
                    President and Controller of
                    Merry-Go-Round Enterprises, Inc., a
                    publicly traded specialty retailer of
                    men's and women's apparel from

                                                                     SHARES OF
                                                                    COMMON STOCK
                                                                 BENEFICIALLY OWNED
      NAME                INFORMATION ABOUT NOMINEES             (PERCENT OF CLASS)(1)
      ----          ------------------------------------------   ---------------------
                    1974 until his retirement in January 1995.
                    In that capacity, Mr. Peters has served as
                    the principal accounting officer. Merry-Go-
                    Round Enterprises, Inc. filed a petition
                    under the federal bankruptcy laws in
                    January 1994.

J. Stanford Spence  Mr. Spence, age 67, is the founder and,           626,055(2)
                    except for two brief periods, has been              11.97%
                    Chairman of the Board of the Company and
                    its predecessors since 1973.  Mr. Spence
                    also served as interim Chief Executive
                    Officer of the Company from May 1994
                    until August 1994.  Mr. Spence has been
                    Chairman of the Board of Directors, Chief
                    Executive Officer and an owner of
                    Stanford Technologies, Inc., a financial
                    software development company in Austin,
                    Texas, since 1985.

Howard W. Yenke     Mr. Yenke, age 60, has been a director of          20,000(2)
                    the Company since 1993.  Since July 1996,            0.38%
                    Mr. Yenke has been the president and
                    chief operating officer of LANart Corp.,
                    a private local area network company.
                    From November 1995 to June 1996, Mr.
                    Yenke was the President of The Yenke
                    Group, a business consulting firm.  From
                    November 1994 to October 1995, Mr. Yenke
                    was the president and chief executive
                    officer of Enterprise Development
                    Corporation of Palm Beach County, an
                    economic development consulting firm.
                    From June 1994 to October 1994, Mr. Yenke
                    was president and chief executive officer
                    of Arco Computer Products.  From May 1989
                    to March 1994, Mr. Yenke was employed by
                    Boca Research, Inc. in several
                    capacities, including its president and
                    chief executive officer from September
                    1991 through March 1994. Prior thereto,
                    Mr. Yenke was employed by IBM Corporation
                    in various executive management
                    positions.  Mr. Yenke is a Director of
                    Rexall Sundown, Inc. and Communications
                    Systems International, Inc.

--------------------
(1) The stock ownership information shown has been furnished to the Company by the named persons. Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission regulations and includes shares of the Company's Common Stock as to which a person possesses sole or shared voting and/or investment power and shares which may be acquired within 60 days upon the exercise of stock options. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.

(2) The shares shown include the following number of shares which may be acquired upon the exercise of stock options: Mr. Crowley, 20,000; Mr. Malec, 182,122; Mr. Neubert, 176,667; Mr. Peters, 20,000; Mr. Yenke,
     18,750; and Mr. Spence, 120,000. The shares shown include 26,397 shares owned by Stanford Technologies, Inc., a corporation of which Mr. Spence and his wife are the sole shareholders. See "Director Compensation" and "Executive Compensation - Stock Options" below. The shares shown exclude 10,000 shares that may be acquired by each of Messrs. Crowley, Peters, Spence and Yenke following the vesting of certain stock options on May 20, 1997, and 166,666 shares that may be acquired by Mr. Malec following the vesting of certain stock options at various times beginning on May 15, 1997, and 73,333 shares that may be acquired by Mr. Neubert following the vesting of certain stock options at various times beginning on May 15, 1997. See "Executive Compensation - Stock Options."

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors conducts its business through meetings of the full Board and through committees of the Board. In accordance with the Bylaws of the Company, the Board of Directors had established an Audit Committee, a Compensation Committee, a 1993 Stock Option Plan Committee and a 1994 Directors Stock Option Plan Committee. During 1996, the 1993 Stock Option Plan Committee and the Compensation Committee were combined into a single committee entitled the Compensation and Stock Option Committee.

          The Audit Committee makes recommendations to the Board of Directors concerning the appointment of the Company's independent auditors; reviews their audit plan, the scope and results of their audit engagements and the accompanying management letter, if any; reviews the scope and results of the Company's internal auditing procedures; consults with the independent auditors and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent auditors; reviews the independence of the independent auditors; and reviews the range of the independent auditors' audit and non-audit fees. The Audit Committee is composed of Howard W. Yenke, James W. Crowley, John J. Neubert, J. Stanford Spence, and Frank C. Peters. The Audit Committee met once in 1996.

          The Compensation and Stock Option Committee sets the compensation of the Company's executive officers and ratifies the compensation of all other officers and general wage and salary limits of employees. The Compensation and Stock Option Committee also is responsible for administering the Company's 1993 Stock Option Plan. The Compensation and Stock Option Committee is composed of James W. Crowley, Frank C. Peters, J. Stanford Spence and Howard W. Yenke. The Compensation and Stock Option Committee met one time during 1996. See "Executive Compensation - Stock Options," below.

          The 1994 Directors Stock Option Plan Committee is responsible for administering the Company's 1994 Directors Stock Option Plan for the benefit of non-employee directors. The Directors Stock Option Plan Committee is composed of Jerry P. Malec and John J. Neubert. The 1994 Directors Stock Option Plan Committee did not meet during 1996 but conducted its meetings by way of written unanimous consent. See "Executive Compensation - Stock Options," below.

          The Board of Directors, as a whole, functions as the nominating committee to select management's nominees for election as directors of the Company. The Board of Directors will consider nominees recommended by shareholders if submitted to the Company on or before December 12, 1997. See "Shareholder Proposals for 1998 Annual Meeting" below.

          During 1996, the full Board of Directors held four meetings. All of the directors attended at least 75% of all meetings of the full Board and all meetings of all committees of the Board on which they served during the fiscal year.

DIRECTOR COMPENSATION

          Directors who are not employees of the Company receive a fee of $4,000 per year, payable on a quarterly basis, a fee of $1,250 for each regularly scheduled meeting attended and a fee of $250 for each scheduled telephone meeting attended. Members of the Audit and the Compensation and Stock Option Committees receive an annual fee of $2,000 for service on one or both of these committees. Additionally, each non-employee member of the Board of Directors is granted options to purchase 10,000 shares of the Company's Common Stock per year pursuant to the Company's 1994 Directors Stock Option Plan. On May 20, 1996, options to purchase 10,000 shares of Common Stock were granted to each of the non-employee directors of the Company - James W. Crowley, Frank C. Peters, J. Stanford Spence and Howard W. Yenke -pursuant to the 1994 Directors Stock Option Plan. The exercise price of these options was $14.75 per share, which was the closing sale price of the Company's Common Stock on the Nasdaq

National Market System on the date of grant. The options vest on May 20, 1997, or sooner upon the death or disability of the optionee or the occurrence of certain events constituting a "change of control" of the Company, as such term is defined in the 1994 Directors Stock Option Plan. The options expire on May 15, 2006.

ADDITIONAL INFORMATION

          For additional information that should be considered with regard to the election of directors, see "Executive Compensation," "Certain Transactions," "Stock Performance Graph" and "Compliance With Section 16(a) of the Securities Exchange Act of 1934" below.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

          The following table summarizes by various categories, for the years ended December 31, 1994, 1995 and 1996, the total compensation earned by each person who served as an executive officer of the Company during 1996. For information regarding the various factors considered by the Compensation and Stock Option Committee of the Board of Directors in establishing the compensation of such persons for 1996, see "Compensation and Stock Option Committee Report on Executive Compensation" below.

                          SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION
                          --------------------------

                                                             LONG-TERM
                                                             ---------
                                                           COMPENSATION
                                                           ------------
                                                              AWARDS
                                                           -------------
NAME AND                                                    SECURITIES      ALL OTHER
PRINCIPAL                                                   UNDERLYING     COMPENSATION
POSITION(1)                YEAR  SALARY($)(1)   BONUS($)    OPTIONS(#)        ($)(2)
-----------                ----  ------------  ----------  -------------   ------------
Jerry P. Malec             1996    216,000        67,500             -          6,046
 President and Chief       1995    200,000       125,000       100,000          5,916
 Executive Officer         1994     72,051(3)     36,026(3)    250,000          1,404

John J. Neubert            1996    129,600        43,500             -          6,141
 Senior Vice               1995    120,000        80,000        50,000          6,385
 President Finance         1994    112,205(4)     78,000       160,000          2,847
 and Administration,
 Chief Operating
 Officer and Chief
 Financial Officer
-------------------

(1) Includes amounts deferred at the election of the officers pursuant to the Company's Section 401(k) retirement plan.

(2) Reflects (a) amounts of premiums paid by the Company for term life insurance policies on the lives of the named executive officers, the proceeds of which are payable to the respective beneficiaries designated by them ($1,296 for Mr. Malec and $2,025 for Mr. Neubert in 1996; $1,296 for Mr. Malec and $2,025 for Mr. Neubert in 1995; and $216 for Mr. Malec and $788 for Mr. Neubert in 1994) and (b) amounts contributed by the Company on behalf of the named executive officers pursuant to the Company's Section 401(k) retirement plan ($4,750 for Mr. Malec and $4,116 for Mr. Neubert in 1996; $4,620 for Mr. Malec and $4,360 for Mr. Neubert in 1995; and $1,188 for Mr. Malec and $2,059 for Mr. Neubert in 1994).

(3) The 1994 salary and bonus paid to Mr. Malec are for the period from August 23, 1994 (date of employment) through December 31, 1994.

(4) Mr. Neubert's salary for 1994 was increased from $100,000 to $120,000 on May 20, 1994 when he was elected to the additional position of Chief Operating Officer.

STOCK OPTIONS

          There were no stock options granted to Messrs. Malec and Neubert during 1996. The following table sets forth information regarding (i) all exercises of stock options by the named executive officers in 1996 and (ii) the number of shares underlying stock options held by the named executive officers as of December 31, 1996, and the respective values of these unexercised options at December 31, 1996.

                      AGGREGATED OPTION EXERCISES IN LAST
                                FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES
                         -----------------------------

                                                     NUMBER OF SECURITIES
                       SHARES                            UNDERLYING                VALUE OF UNEXERCISED
                      ACQUIRED                       UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                        ON            VALUE         AT FISCAL YEAR END (#)        AT FISCAL YEAR END($)(1)
   NAME              EXERCISE(#)    REALIZED($)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
   ----              -----------    -----------    -------------------------     -------------------------
Jerry P. Malec            -               -             182,122/166,666                 785,911/633,332

John J. Neubert           -               -             176,667/ 73,333                 819,584/279,166

------------
(1) Such value is computed by subtracting the option exercise price from the market price of the Common Stock on (a) the date of exercise or (b) December 31, 1996, in the case of unexercised options, and multiplying the resulting figure by the total number of shares underlying the options in question.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

          This report by the Compensation and Stock Option Committee of the Board of Directors (the "Committee") discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy, generally with respect to the compensation of all executive officers, as a group for 1996 and specifically reviews the compensation established for the Company's Chief Executive Officer for 1996 as reported in the Summary Compensation Table. The Committee is composed entirely of non-employee directors of the Company.

  COMPENSATION POLICY FOR EXECUTIVE OFFICERS

          The Company's compensation policies for its executive officers are intended to create a direct relationship between the level of compensation paid to executives and the Company's current and long-term level of performance. The Committee believes that this relationship is best implemented by providing a compensation package consisting of separate components, all of which are designed to enhance the Company's overall performance. These components are base salary, short-term bonus compensation and long-term incentive compensation in the form of stock options.

          The base salaries for the Company's executive officers for 1996 were established subjectively by the Committee. The salaries of Messrs. Malec and Neubert were established at the beginning of 1996 based on the Committee's evaluation of how well these two executive officers fulfilled their responsibilities in 1995 taking into account their individual performances in 1995 as compared to the financial goals established for the Company by the Board of Directors as well. The base salaries established for these two executive officers for 1996 were consistent with the annualized 1995 levels. Net revenues increased from $17,186,000 in 1994 to $29,160,000 in 1995, and net income increased from $1,458,000 in 1994 to $2,542,000 in 1995. Based mainly on these increases in the Company's performance and upon the Committee's general understanding of the salary levels paid to executive officers performing equivalent functions at similar companies in the same or related industries, the Committee determined that the base salaries of these two executive officers for 1996 should each be increased by 8% to $216,000 for Mr. Malec and to $129,600 for Mr. Neubert.

          Bonuses established for the executive officers are intended to provide an incentive for improved performance in the coming year. Target bonus levels for the executive officers are established by the Committee at the beginning of each year. For 1996, these bonuses were established based on pre-determined levels of pre-tax income in 1996, as reflected on the Company's audited statement of income for such year. Subsequent to establishing the bonus plan, however, the Committee determined that the bonus plan did not take into account Messrs. Malec's and Neubert's valuable contributions to the Company's attainment of non-financial goals. Accordingly, the Committee, in its discretion, awarded bonuses to Messrs. Malec and Neubert in the amounts of $67,500 and $43,500, respectively, for 1996.

          The Company's long-term incentive compensation plan for its executive officers is based on the Company's stock option plans. These plans promote ownership of the Company's Common Stock which, in turn, provides a common interest between the shareholders of the Company and the executive officers of the Company. In establishing a long-term incentive compensation plan, the Board of Directors concluded that incentive compensation opportunities (in the form of stock option grants) should be established and that any compensation received under such stock option plans should be directly linked to the performance of the Company (as reflected by increases in the price of its Common Stock) and the contribution of the individual thereto. Options, usually granted annually, have an exercise price equal to the fair market value of the shares on the date of grant and, to encourage a long-term perspective, have an exercise period of ten years. The number of options granted to executive officers is determined by the Committee, which is charged with administering the stock option plans. No stock options were granted to the named executive officers during 1996. Year-end stock option values are reflected in "Executive Compensation - Stock Options - Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values."

          The base salaries, targeted bonus amounts and number of stock options established for or granted to the Company's executive officers for 1996 are based, in part, on the Committee's understanding of compensation amounts and forms paid to persons in comparable roles performing at comparable levels at other companies in the same or related industries. Such amounts, however, mainly reflect the subjective discretion of the members of the Committee based on their evaluation of the Company's current and anticipated future financial performance, the contribution of the individual executive officers to such financial performance, the contribution of the individual executive officers to the Company in areas not necessarily reflected by the company's financial performance and the most appropriate incentive to link the performance and compensation of the executive officers to the shareholder's return on the Company's Common Stock.

  CHIEF EXECUTIVE OFFICER COMPENSATION

          In structuring the 1996 compensation plan for Mr. Malec, the Committee considered the alignment of his compensation with the financial performance of the Company to be essential. Accordingly, the Committee negotiated a compensation structure that tied high levels of compensation for Mr. Malec to a substantial improvement in corporate performance, including new product and service developments, that would correspondingly enhance shareholder value. Specifically, for 1996, Mr. Malec was entitled to receive a base salary at a rate of $216,000 per year. The base salary was consistent with Mr. Malec's 1995 base salary and was awarded to Mr. Malec by the Committee in its subjective discretion based on the Company's financial performance in 1996 and Mr. Malec's other contributions to the Company. To provide incentive to Mr. Malec to devote additional efforts to improve the Company's performance and to further the Company's new product development efforts in 1996 the Committee established a bonus plan that provided for the payment of a tiered cash bonus to Mr. Malec for 1996 based upon the Company's achieving certain levels of pre-tax income. However, as a result of Mr. Malec's contributions to the company not necessarily reflected in the Company's financial performance, the Committee reconsidered the plan and, in its discretion, awarded Mr. Malec a bonus for 1996 in the amount of $67,500. With regard to longer term incentive compensation, the Committee determined that the grants of stock options made to Mr. Malec in the prior two years were sufficient to provide incentive to Mr. Malec and to link his performance and compensation to the shareholder's return on the Company's Common Stock.

  SECTION 162(M) OF THE INTERNAL REVENUE CODE

          It is the responsibility of the Committee to address the issues raised by the recent change in the tax laws which made certain non-performance-based compensation in excess of $1,000,000 to executives of public companies non-deductible to these companies beginning in 1994. The Committee has reviewed the issues applicable to the Company and has determined that it is not necessary for the Company to take any action at this time with regard to this new limit.


                                       COMPENSATION AND STOCK OPTION COMMITTEE

                                       J. Stanford Spence
                                       James W. Crowley
                                       Frank C. Peters
                                       Howard W. Yenke

                             CERTAIN TRANSACTIONS

          In 1984, the Company entered into an agreement that gave J. Stanford Spence, who is the Chairman of the Board of the Company, exclusive rights to sell and market the Company's MICR reader products. Subsequently, after determining that the Company should market its own products, the Company entered into a settlement agreement with Mr. Spence and Stanford Technologies, Inc. ("STI"), which is owned by Mr. Spence and his wife (the "STI Agreement"). Pursuant to the STI Agreement, Mr. Spence and STI transferred and assigned to the Company all of their rights to market the Company's MICR analyzers. Also pursuant to the STI Agreement, Mr. Spence and STI agreed to refrain from competing against the Company for a period of eleven years following his resignation or removal from the Company's Board of Directors. In exchange for such benefits, the STI Agreement provides that the Company shall make minimum monthly payments aggregating no less than $15,000 per month (of which $10,000 is adjusted semi-annually for inflation) or, at the Company's option in order to accelerate full payment (as described in the preceding sentence), 5% of sales if this amount exceeds the minimum aggregate amount due. Payments under the terms of the STI Agreement terminate upon the first to occur of (i) June 30, 2000; or
(ii) that time at which payments pursuant to the STI Agreement equal $1,758,321 (plus adjustments for inflation). The Company paid $221,000 to STI in 1996, pursuant to the STI Agreement, and as of December 31, 1996, a total of $1,397,000 (including $167,000 of inflation adjustments) had been paid by the Company to STI pursuant to the STI Agreement.

                            STOCK PERFORMANCE GRAPH

          The Company's Common Stock began trading on the Nasdaq National Market System on September 28, 1993. The price information reflected for the Company's Common Stock in the following performance graph and accompanying table represents the closing sales prices of the Common Stock for the period from September 28, 1993 through December 31, 1996, on an annual basis. The graph and the accompanying table compare the cumulative total shareholders' return on the Company's Common Stock during such period with the cumulative total return of the Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Computer Manufacturing Companies Index for such period. The calculations in the graph and table assume that $100 was invested on September 28, 1993, in each of the Company's Common Stock and each index and also assume dividend reinvestment.

                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
          AMONG CHECKMATE ELECTRONICS, INC., NASDAQ COMPOSITE INDEX
                           AND NASDAQ COMPUTER INDEX

                                Checkmate     NASDAQ      NASDAQ
Measurement period              Electronics,  Composite   Computer
(Fiscal Year Covered)           Inc.          Index       Index
---------------------           --------      --------    --------
Measurement PT -
09/28/93                        $ 100.00      $ 100.00    $ 100.00

FYE 12/31/93                    $ 111.76      $ 104.01    $ 114.54
FYE 12/31/94                    $  85.29      $ 101.67    $ 125.80
FYE 12/31/95                    $ 173.53      $ 143.78    $ 198.16
FYE 12/31/96                    $ 152.94      $ 176.86    $ 266.09


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the Securities and Exchange Commission thereunder require the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of the Company's Common Stock and subsequent reports of changes in such ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors, executive officers and persons owning more than 10% of the Company's Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, the Company believes that during the year ended December 31, 1996, all filing requirements applicable to its directors, executive officers and owners of more than 10% of its Common Stock were complied with in a timely manner.

       PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1997, and has directed that such appointment be submitted to shareholders of the Company for ratification at the Annual Meeting.

Ernst & Young LLP has served as independent auditors of the Company since 1989 and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

          Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                SHAREHOLDERS' PROPOSALS FOR 1997 ANNUAL MEETING

          Proposals of shareholders, including nominations for the Board of Directors, intended to be presented at the 1998 Annual Meeting of Shareholders should be submitted by certified mail, return receipt requested, and must be received by the Company at its executive offices in Roswell, Georgia on or before December 12, 1997 to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any shareholder proposal must be in writing and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting; (ii) the name and address, as they appear on the Company's books, of such shareholder; (iii) the class and number of shares that are beneficially owned by such shareholder; (iv) the dates on which such shareholder acquired the shares; (v) documentary support for any claim of beneficial ownership; (vi) any material interest of the shareholder in the proposal; (vii) a statement in support of the proposal, and (viii) any other information required by the rules and regulations of the Securities and Exchange Commission.

             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

          The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the undersigned, as the person named as proxy on the accompanying form of proxy card, to vote the shares represented by all valid proxy cards in accordance with his judgment of what is in the best interest of the Company.

                                       By Order of the Board of Directors



                                       JERRY P. MALEC
                                       President and Chief Executive Officer

Roswell, Georgia
April 8, 1997



The Company's 1996 Annual Report, which includes audited financial statements, has been mailed to shareholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

REVOCABLE PROXY
                          CHECKMATE ELECTRONICS, INC.
             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
                    THE 1997 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints J. Stanford Spence and Jerry P. Malec, and each of them, as proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of Checkmate Electronics, Inc. (the "Company") which the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders of the Company, to be held in the Hill Auditorium at the Atlanta High Museum of Art located at 1280 Peachtree Street, N.E., Atlanta, Georgia, May 19, 1997 at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED
PROPOSALS.

1. The election as directors of the six nominees listed below to serve until the 1998 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

   [_] FOR ALL nominees listed below         [_] WITHHOLD AUTHORITY to vote for
       (except as marked to the contrary         all nominees listed below.
       below).

   INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

      JAMES W. CROWLEY, JERRY P. MALEC, JOHN J. NEUBERT, FRANK C. PETERS,
                    J. STANFORD SPENCE AND HOWARD W. YENKE

2. The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the 1997 fiscal year.

                    [_] FOR     [_] AGAINST     [_] ABSTAIN

     In their discretion, the above-named proxies, or their duly appointed substitute(s), are authorized to vote upon such other business as properly may come before the Annual Meeting and any adjournments thereof.

     PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE

         (Continued, and to be signed and dated, on the reverse side)

     THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY CARD. If any other business is properly presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting.

     The undersigned may withdraw this proxy card at any time prior to its use by giving written notice to Margaret Burkett, the Secretary of the Company, by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing and voting in person at the Annual Meeting all shares of Common Stock of the Company owned by the undersigned as of the record date (April 1, 1997).

                                       Please mark, date and sign exactly as
                                       your name appears on this proxy card.
                                       When shares are held jointly, both
                                       holders should sign. When signing as
                                       attorney, executor, administrator,
                                       trustee, custodian or guardian, please
                                       give your full title. If the holder is a corporation or partnership, the full corporate or partnership name should be signed by a duly authorized officer.

                                       Date:                             , 1997
                                            -----------------------------

                                       ----------------------------------------
                                                      Signature

                                       ----------------------------------------
                                          Signature, if shares held jointly

                                       Do you plan to attend the Annual Meeting?
                                                                [_] YES  [_] NO